UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2009

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

As previously reported, in October 2009, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) filed a request with the Montana Public Service Commission (the “MPSC”) for an annual electric transmission and distribution revenue increase of $15.5 million, and an annual natural gas transmission, storage and distribution revenue increase of $2.0 million. The request was based on a return on equity of 10.9%, an equity ratio of 49.45% and rate base of $632.2 million and $256.6 million, respectively. This rate filing did not include electric generation included in rate base.

On November 19, 2009, the Company issued a press release (the “Press Release”) announcing that the MPSC recently determined that the Company’s rate case filing did not meet the MPSC’s applicable minimum filing requirements, primarily related to allocated cost of service and rate design.  The Company believes its rate case filing complies with the MPSC’s filing requirements and has submitted to the MPSC a motion for reconsideration or, in the alternative, a motion to bifurcate the general rate case into a revenue requirement proceeding and an allocated cost of service and rate design proceeding.  If the MPSC’s initial determination stands, the Company expects to correct the deficiencies and re-file the rate case.  If a re-filing is required, the rate case decision likely would be delayed from the third quarter of 2010, as previously anticipated, to the fourth quarter of 2010.

The Press Release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated November 19, 2009

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Miggie E. Cramblit
Miggie E. Cramblit
Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Date: November 19, 2009

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated November 19, 2009

* filed herewith